VALENCE COMPLETES $10 MILLION PRIVATE PLACEMENT

AUSTIN, TX, JUNE 3, 2003 -- Valence Technology, Inc. (NASDAQ: VLNC), a leader in the development and commercialization of Saphion(TM) technology and Lithium-ion polymer rechargeable batteries, today announced that it has completed a private placement to an institutional investor of $10 million of Series C Convertible Preferred Stock and warrants to purchase Valence common stock. Proceeds from the placement will be used to fund working capital to sustain the Company's growth.

The Preferred Stock is convertible into common stock at $4.25 per share, which represents a 11.3% premium over the closing price of Valence's common stock on May 22, 2003, the date on which the financial terms of the placement were set. The Preferred Stock matures December 2, 2004 and carries a 2% annual dividend, paid quarterly in cash or shares of common stock. On the maturity date, the Company will redeem for cash any unconverted shares of Preferred Stock at their stated value plus any accrued and unpaid dividends. In addition, the investor received a 5-year warrant to purchase 352,900 shares of common stock at an exercise price of $5.00 per share.

The Company has the right to force conversion of the Preferred Stock if the average of the volume weighted average price of Valence's common stock for a ten consecutive trading day period is at or above $6.38. The holder of the Preferred Stock has been granted registration rights with respect to the shares of common stock issuable upon any conversion of the Preferred Stock, any dividends paid in shares, and any exercise of the warrants. The Company's right to force conversion of the Preferred Stock and to pay dividends in shares is subject to certain conditions, including, among others, effectiveness of a registration statement covering these securities.

A.G. Edwards acted as the placement agent for Valence Technology.


ABOUT VALENCE TECHNOLOGY, INC.

Valence is a leader in the development and commercialization of Saphion(TM) technology aNd Lithium-ion polymer rechargeable batteries. Valence has more than 722 issued and pending patents worldwide, including 254 issued in the U.S. The company has facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the NASDAQ SmallCap Market under the symbol VLNC and can be found on the Internet at WWW.VALENCE.COM.


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FORWARD-LOOKING STATEMENT

The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.


MEDIA CONTACT                           INVESTOR CONTACT

Blanc and Otus Public Relations         Valence Technology
Sue Ellen M. Schaming                   Kevin Mischnick
sschaming@blancandotus.com              Vice President of Finance
---------------------------------       (512) 527-2900
(415) 856-5129



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